Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927
KFORCE REPORTS RECORD ANNUAL REVENUES OF $1.32 BILLION, UP 8.4% YEAR OVER YEAR

RECORD EPS FROM CONTINUING OPERATIONS OF $1.52 PER SHARE, UP 63% YEAR OVER YEAR

FLEX STAFFING REVENUE UP 8.9% YEAR OVER YEAR

FOURTH QUARTER REVENUES OF $327.7 MILLION AND EPS OF $0.43 PER SHARE

TAMPA, FL, February 9, 2016 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its fourth quarter and full year 2015. Revenues for the quarter ended December 31, 2015 were $327.7 million compared to $341.6 million for the quarter ended September 30, 2015, a decrease of 4.1%, and compared to $318.7 million for the quarter ended December 31, 2014, an increase of 2.8%. Net income for the quarter ended December 31, 2015 was $11.9 million, or $0.43 per share, as compared to $13.5 million, or $0.48 per share, for the quarter ended September 30, 2015, and $8.9 million, or $0.30 per share, for the quarter ended December 31, 2014.
Kforce reported total revenues for the year ended December 31, 2015 of $1.32 billion as compared to $1.22 billion for 2014, an increase of 8.4%. Net income for the year ended December 31, 2015 was $42.8 million, or $1.52 per share, which is an increase of 46%, or 63% per share, compared to income and earnings per share from continuing operations for the year ended December 31, 2014 of $29.4 million, or $0.93 per share.
David L. Dunkel, Chairman and CEO, said, “We are pleased with our record 2015 revenues and our earnings per share from continuing operations. Full year Flex revenue for our Tech and FA reporting segments increased 6.1% and 18.0%, respectively, when compared to fiscal year 2014. We also made significant progress toward our longer-term profitability goals, as full year operating margins were 5.6% and earnings per share from continuing operations of $1.52 per share improved 63% from 2014.”
Mr. Dunkel continued, “As we moved into the second half of the year, we experienced deceleration in year-over-year Tech Flex growth rates. This deceleration was greater than we had anticipated in the fourth quarter due predominantly to specific large client dynamics, as they work to stabilize their operations after certain significant organizational changes. We experienced early project ends and a slowdown in hiring, and believe the activities at these few clients are very natural given the magnitude of the changes. Recent communications with these customers lead us to believe that there are extensive projects planned but awaiting budget approval. As a result, fourth quarter revenues of $327.7 million were below our expectations. We continue to believe that these client specific headwinds are shorter-term in nature and not a fundamental longer-term shift in spend, though we aren't anticipating improvement in the first quarter of 2016. We are working to further diversify our portfolio within our existing significant clients, which were the destination for a large portion of our accelerated hiring of Tech Flex sales associates in the fourth quarter of 2015. We continue to believe that secular drivers are a key factor in flexible staffing growth as the temp penetration rate remained near an all-time high, driven both by the increasing project nature of work as well as clients' desire to manage employment risk. I want to thank all of our clients, consultants and employees for making 2015 a successful year for Kforce.”

Joseph J. Liberatore, President said, “While we are disappointed that we are experiencing a longer than anticipated pause within a few Premier clients, we believe we are well positioned within each of our Premier clients and believe these long-standing relationships provide longer-term stability to our overall revenue base. We still see strong demand across many industries in our Tech Flex business, and in particular in financial services and retail. The ability to access talent continues to be a significant constraint in Tech Flex as exhibited by the continued high level of conversions. Clients realize that talent is scarce and are increasingly looking to make sure they can keep key resources. We continue to focus on our client, consultant and revenue-generating relationships to drive results, and expect to reaccelerate our momentum in 2016.”
Mr. Liberatore noted additional operational results for the fourth quarter include:

•	Flex revenues of $314.3 million in Q4 ‘15 decreased 0.9% on a billing day basis, from $327.4 million in Q3 ‘15 and increased 2.4% from $306.8 million in Q4 ‘14.

•	Direct Hire revenues of $13.4 million in Q4 ‘15 decreased 5.1% from $14.1 million in Q3 ‘15 and increased 12.6% from $11.9 million in Q4 ‘14.

•	Revenue-generating associates increased 9.5% year-over-year with nearly all additions in the fourth quarter concentrated in Tech Flex sales.
David M. Kelly, Chief Financial Officer, said, “Our continued discipline around our operating platform resulted in a 6.2% operating margin in the fourth quarter of 2015 while we continued to invest in the future growth of our business. We believe that we are still on track to reach operating margins of 7.5% as annualized revenues reach $1.6 billion through a combination of several factors, including increasing productivity from our revenue-generating team and additional efficiencies in our support structure. We also returned a significant amount of capital to our shareholders in the form of dividends and open market share repurchases, which amounted to $49.2 million in 2015, and is further confirmation of our belief in the strength of our business.
We are also pleased to announce that our Board of Directors declared a first quarter cash dividend on Kforce common stock of $0.12 per share. The cash dividend will be payable on March 25, 2016 to shareholders of record as of the close of business on March 11, 2016.”
Highlights for the fourth quarter include:

•	Flex gross profit margin of 28.7% in Q4 ‘15 decreased 50 basis points from 29.2% in Q3 ‘15 and increased 50 basis points from 28.2% in Q4 ‘14.

•	Selling, general and administrative expense as a percentage of revenues in Q4 ‘15 was 24.6%, which is flat compared to 24.6% in Q3 ‘15 and down 90 basis points from 25.5% in Q4 ‘14.

•	The Firm repurchased 503 thousand shares of common stock on the open market at a total cost of approximately $13.2 million in Q4 ‘15.

•	Adjusted EBITDA was $24.6 million in Q4 ‘15 and $89.3 million for the full year 2015.
Looking forward to the first quarter of 2016, there will be 64 billing days, as compared to 62 billing days in the fourth quarter of 2015, and 63 billing days in the first quarter of 2015. Current estimates for the first quarter of 2016 are:

•	Revenues of $323 million to $328 million

•	Earnings per share of $0.24 to $0.27

•	Gross profit margin of 30.6% to 30.9%

•	SG&A expense as a percent of revenue of 26.3% to 26.6%

•	Operating margin of 3.4% to 3.8%

•	Effective tax rate of 39.0%
On Tuesday, February 9, 2016, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The prepared remarks for this call will be available on the Investor Relations page of the Kforce Inc. website after the call (http://investor.kforce.com/).
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, February 9, 2016 through February 16, 2016 by dialing (855) 859-2056, passcode 30314622.
This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until February 16, 2016.

About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by more than 2,800 associates and more than 11,600 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.
The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.
Certain of the above statements contained in this press release, including earnings projections, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting and Government Solutions segments, as well as the market for direct hire and flexible staffing assignments; a reduction in the supply of candidates for temporary employment or the Firm's ability to attract candidates; the success of the Firm in attracting and retaining revenue-generating headcount; changes in the service mix; ability of the Firm to repurchase shares; ability of the Firm to complete and integrate acquisitions; the effect of adverse weather conditions; changes in our effective tax rate; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2014, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates of continuing operations will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014
Revenue by function:
Technology	$218,026	$232,113	$217,154
Finance & accounting	86,816	85,111	75,038
Government solutions	22,857	24,351	26,547
Total revenue	327,699	341,575	318,739
Costs of services	224,184	231,754	220,361
Gross profit	103,515	109,821	98,378
GP %	31.6%	32.2%	30.9%
Flex GP %	28.7%	29.2%	28.2%
Selling, general & administrative expenses	80,702	84,167	81,120
Depreciation & amortization	2,429	2,579	2,503
Income from operations	20,384	23,075	14,755
Other expense, net	288	463	367
Income from continuing operations before income taxes	20,096	22,612	14,388
Income tax expense	8,195	9,067	5,327
Income from continuing operations	$11,901	$13,545	$9,061
Loss from discontinued operations, net of income taxes	—	—	(116)
Net income	$11,901	$13,545	$8,945
Earnings per share - diluted:
From continuing operations	$0.43	$0.48	$0.31
From discontinued operations	$—	$—	$(0.01)
Earnings per share - diluted	$0.43	$0.48	$0.30
Weighted average shares outstanding - diluted	27,793	28,132	29,460
Adjusted EBITDA per share	$0.88	$0.96	$0.62
Adjusted EBITDA	$24,556	$26,997	$18,194

Billing days	62	64	62

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Twelve Months Ended
	Dec. 31, 2015	Dec. 31, 2014
Revenue by function:
Technology	$895,942	$842,469
Finance & accounting	325,924	276,811
Government solutions	97,372	98,051
Total revenue	1,319,238	1,217,331
Costs of services	905,124	842,750
Gross profit	414,114	374,581
GP %	31.4%	30.8%
Flex GP %	28.5%	28.0%
Selling, general & administrative expenses	330,416	315,338
Depreciation & amortization	9,831	9,894
Income from operations	73,867	49,349
Other expense, net	2,195	1,392
Income from continuing operations before income taxes	71,672	47,957
Income tax expense	28,848	18,559
Income from continuing operations	$42,824	$29,398
Income from discontinued operations, net of income taxes	—	61,517
Net income	$42,824	$90,915
Earnings per share - diluted:
From continuing operations	$1.52	$0.93
From discontinued operations	$—	$1.94
Earnings per share - diluted	$1.52	$2.87
Weighted average shares outstanding - diluted	28,190	31,691
Adjusted EBITDA per share	$3.17	$1.96
Adjusted EBITDA	$89,282	$62,216

Billing days	253	253

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	DECEMBER 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,497	$1,238
Trade receivables, net of allowances	198,933	204,710
Income tax refund receivable	526	3,311
Deferred tax asset, net	4,518	4,980
Prepaid expenses and other current assets	9,060	10,170
Total current assets	214,534	224,409
Fixed assets, net	37,476	35,330
Other assets, net	28,671	30,349
Deferred tax asset, net	20,938	22,855
Intangible assets, net	4,235	5,011
Goodwill	45,968	45,968
Total assets	$351,822	$363,922
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued liabilities	$39,227	$38,104
Accrued payroll costs	46,125	52,208
Other current liabilities	1,287	986
Income taxes payable	1,107	2,885
Total current liabilities	87,746	94,183
Long-term debt - credit facility	80,472	93,333
Long-term debt - other	3,351	562
Other long-term liabilities	40,626	36,456
Total liabilities	212,195	224,534
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	705	700
Additional paid-in capital	420,276	412,642
Accumulated other comprehensive income (loss)	318	(371)
Retained earnings	155,096	125,378
Treasury stock, at cost	(436,768)	(398,961)
Total stockholders’ equity	139,627	139,388
Total liabilities and stockholders’ equity	$351,822	$363,922

Kforce Inc.
Key Statistics
(Unaudited)

	Q4 2015	Q3 2015	Q4 2014
Total Firm
Flex revenue (000’s)	$314,286	$327,439	$306,824
Flex revenue per billing day (000’s)	$5,069	$5,116	$4,949
Sequential flex revenue change per billing day	(0.9)%	1.4%	5.1%
Year over year flex revenue change	2.4%	8.7%	13.4%
Hours (000’s)	5,603	5,682	5,265
Flex GP %	28.7%	29.2%	28.2%
Direct Hire revenue (000’s)	$13,413	$14,136	$11,915
Placements	995	1,009	857
Average fee	$13,484	$14,015	$13,897
Billing days	62	64	62
Technology
Flex revenue (000’s)	$212,917	$226,381	$212,414
Flex revenue per billing day (000’s)	$3,434	$3,537	$3,426
Sequential flex revenue change per billing day	(2.9)%	0.2%	3.3%
Year over year flex revenue change	0.2%	6.6%	9.9%
Hours (000’s)	3,158	3,332	3,157
Flex GP %	27.5%	28.0%	27.4%
Direct Hire revenue (000’s)	$5,109	$5,732	$4,740
Placements	323	353	305
Average fee	$15,822	$16,247	$15,540
Finance & Accounting
Flex revenue (000’s)	$78,512	$76,707	$67,863
Flex revenue per billing day (000’s)	$1,266	$1,199	$1,095
Sequential flex revenue change per billing day	5.6%	5.4%	9.1%
Year over year flex revenue change	15.7%	19.4%	22.2%
Hours (000’s)	2,445	2,350	2,108
Flex GP %	29.9%	30.4%	29.6%
Direct Hire revenue (000’s)	$8,304	$8,404	$7,175
Placements	672	656	552
Average fee	$12,360	$12,815	$12,990
Government Solutions
Flex revenue (000’s)	$22,857	$24,351	$26,547
Flex revenue per billing day (000’s)	$369	$380	$428
Sequential flex revenue change per billing day	(2.9)%	0.4%	10.6%
Year over year flex revenue change	(13.9)%	(1.8)%	22.4%
Flex GP %	34.9%	36.9%	31.0%

Kforce Inc.
Revenue Growth Rates
(Unaudited)

	Year-Over-Year Growth Rates
	(As Reported)
	Q4 2015	Q3 2015	Q2 2015	Q1 2015	Q4 2014
Tech Flex	0.2%	6.6%	9.6%	8.3%	9.9%
Tech Direct Hire	7.8%	6.7%	24.9%	29.8%	9.3%
Total Tech	0.4%	6.6%	9.9%	8.7%	9.9%
FA Flex	15.7%	19.4%	21.2%	15.9%	22.2%
FA Direct Hire	15.7%	17.9%	7.9%	21.0%	(0.9)%
Total FA	15.7%	19.2%	19.7%	16.4%	19.5%
Total Staffing	4.3%	9.8%	12.3%	10.6%	12.2%
GS	(13.9)%	(1.8)%	1.3%	13.7%	22.4%
Total Firm	2.8%	8.8%	11.4%	10.8%	13.0%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Adjusted Income and Earnings Per Share from Continuing Operations
"Adjusted Income and Earnings Per Share from Continuing Operations”, a non-GAAP financial measure, is defined as income and earnings per share from continuing operations, adjusted for certain non-recurring operating charges, which management believes are not indicative of the Company’s core operating results. Adjusted Income and Earnings Per Share from Continuing Operations should not be considered a measure of financial performance under generally accepted accounting principles and are presented as an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of our ongoing operations. Management believes this financial measure is useful to investors to provide consistency and comparability of the 2015 results with income earnings per share from continuing operations and from prior periods.

	Twelve Months Ended
	Dec. 31, 2015		Dec. 31, 2014
	$	Per share	$	Per share
Net income	$42,824	$1.52	$90,915	$2.87
Income from discontinued operations, net of income taxes	—	—	61,517	1.94
Income from continuing operations	$42,824	$1.52	$29,398	$0.93
Non-recurring operating charges, pre-tax:
Post retirement health benefit plan terminations	—	—	1,548	0.05
Severance and termination-related expenses	—	—	502	0.01
Inventory adjustment related to KGS product business	—	—	370	0.01
Non-recurring operating charges, pre-tax:	—	—	2,420	0.07
Income tax expense	—	—	937	0.03
Adjusted income from continuing operations	$42,824	$1.52	$30,881	$0.97
Weighted average shares outstanding - basic	27,910		31,475
Weighted average shares outstanding - diluted	28,190		31,691

Adjusted EBITDA and Earnings Per Share
"Adjusted EBITDA", a non-GAAP financial measure, is defined by Kforce as net income before discontinued operations, net of income taxes, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. "Adjusted EBITDA Per Share" is Adjusted EBITDA divided by the number of diluted weighted average shares outstanding. Adjusted EBITDA and Adjusted EBITDA Per Share should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA and Adjusted EBITDA Per Share are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA and Adjusted EBITDA Per Share. Adjusted EBITDA and Adjusted EBITDA Per Share are key measures used by management to evaluate our operations, including our ability to generate cash flows and our ability to repay our debt obligations, and believe it is a good measure of our core profitability, consequently, management believes they are useful information to investors.

	Three Months Ended
	Dec. 31, 2015		Sept. 30, 2015		Dec. 31, 2014
	$	Per share	$	Per share	$	Per share
Net income	$11,901	$0.43	$13,545	$0.48	$8,945	$0.30
Loss from discontinued operations, net of income taxes	—	—	—	—	(116)	(0.01)
Income from continuing operations	$11,901	$0.43	$13,545	$0.48	$9,061	$0.31
Depreciation & amortization	2,429	0.09	2,579	0.09	2,503	0.09
Stock-based compensation expense	1,558	0.05	1,348	0.05	944	0.03
Interest expense and other	473	0.02	458	0.02	359	0.01
Income tax expense	8,195	0.29	9,067	0.32	5,327	0.18
Adjusted EBITDA	$24,556	$0.88	$26,997	$0.96	$18,194	$0.62
Weighted average shares outstanding - basic	27,430		27,811		29,209
Weighted average shares outstanding - diluted	27,793		28,132		29,460

	Twelve Months Ended
	Dec. 31, 2015		Dec. 31, 2014
	$	Per share	$	Per share
Net income	$42,824	$1.52	$90,915	$2.87
Income from discontinued operations, net of income taxes	—	—	61,517	1.94
Income from continuing operations	$42,824	$1.52	$29,398	$0.93
Depreciation & amortization	9,831	0.35	9,894	0.31
Stock-based compensation expense	5,819	0.21	2,969	0.09
Interest expense and other	1,960	0.07	1,396	0.04
Income tax expense	28,848	1.02	18,559	0.59
Adjusted EBITDA	$89,282	$3.17	$62,216	$1.96
Weighted average shares outstanding - basic	27,910		31,475
Weighted average shares outstanding - diluted	28,190		31,691

Free Cash Flow
Free Cash Flow, a non-GAAP financial measure, is defined by Kforce as net cash provided by (used in) operating activities determined in accordance with GAAP less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, repurchasing common stock and paying dividends.

	Twelve Months Ended
	Dec. 31, 2015	Dec. 31, 2014
Net income	$42,824	$90,915
Gain on sale of discontinued operations	—	(64,600)
Non-cash provisions and other	21,602	15,376
Changes in operating assets/liabilities	5,754	(67,273)
Capital expenditures	(8,328)	(6,011)
Free cash flow	61,852	(31,593)
Proceeds from disposition of business	—	117,887
Change in debt	(12,861)	30,726
Repurchases of common stock	(38,471)	(101,771)
Cash dividend	(12,545)	(12,776)
Other	2,284	(2,110)
Change in cash	259	363